FORM OF INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT

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                  CONNECTICUT MUTUAL LIFE INSURANCE COMPANY
                              140 GARDEN STREET
                              HARTFORD, CT 06154




Connecticut Mutual Life Insurance Company (Company) will make Annuity Payments starting on the Annuity Date, in accordance with the provisions of this Contract.

This Contract is issued by the Company at its Home Office, 140 Garden Street, Hartford, Connecticut 06154, on the Issue Date. The Contract is issued in exchange for the payment of the initial Purchase Payment.

RIGHT TO EXAMINE CONTRACT: This Contract may be returned to the Company for any reason within ten (10) calendar days after its receipt by the Contract Owner. It may be returned by delivering or mailing it to the Company at its Annuity Service Center. When this Contract is received by the Company it will be voided as if it had never been in force. Upon its return, the Company will refund, within seven days, the Contract Value next computed after receipt of this Contract by the Company at its Annuity Service Center. This may be more or less than the Purchase Payments.


     THIS IS A LEGAL CONTRACT BETWEEN THE CONTRACT OWNER AND THE COMPANY

                         READ YOUR CONTRACT CAREFULLY







     SECRETARY                            PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER



                INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT
                       WITH FLEXIBLE PURCHASE PAYMENTS
                               NONPARTICIPATING



ANNUITY PAYMENTS, WITHDRAWAL VALUES AND THE DEATH BENEFITS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.


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                                      TABLE OF CONTENTS



CONTRACT SCHEDULE........................................................      4

DEFINITIONS..............................................................      5

PURCHASE  PAYMENT PROVISIONS.............................................      7
PURCHASE PAYMENTS........................................................      7
     SUBSEQUENT PURCHASE PAYMENTS........................................      7
     ALLOCATION PURCHASE PAYMENTS........................................      7

SEPARATE ACCOUNT PROVISIONS..............................................      7

     THE SEPARATE ACCOUNT................................................       7
     VALUATION OF ASSETS.................................................       7
     ACCUMULATION UNITS..................................................       7
     ACCUMULATION UNIT VALUE.............................................       7
     MORTALITY AND EXPENSE RISK CHARGE...................................       8
     ADMINISTRATIVE CHARGE...............................................       8
     DISTRIBUTION CHARGE.................................................       9
     MORTALITY AND EXPENSE GUARANTEE.....................................       9

ANNUAL CONTRACT MAINTENANCE CHARGE.......................................       9
     DEDUCTION FOR ANNUAL CONTRACT MAINTENANCE CHARGE....................       9

TRANSFERS................................................................       9
     TRANSFERS DURING THE ACCUMULATION PERIOD............................       9
     TRANSFERS DURING THE ANNUITY PERIOD.................................      10

WITHDRAWAL PROVISIONS....................................................      11
     WITHDRAWAL..........................................................      11
     CONTINGENT DEFERRED SALES CHARGE....................................      11
     WITHDRAWAL CHARGE...................................................      11

PROCEEDS PAYABLE ON DEATH................................................      12
     DEATH OF CONTRACT OWNER DURING THE ACCUMULATION PERIOD..............      12
     DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD.................      12
     DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD................      12
     DEATH OF CONTRACT OWNER DURING THE ANNUITY PERIOD...................      12
     DEATH OF ANNUITANT..................................................      13
     PAYMENT OF DEATH BENEFIT............................................      13
     BENEFICIARY.........................................................      13
     CHANGE OF BENEFICIARY...............................................      13

SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION.............................      14
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
ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS..............................      14
     ANNUITANT...........................................................      14
     CONTRACT OWNER......................................................      14
     JOINT CONTRACT OWNERS...............................................      14
     ASSIGNMENT OF THE CONTRACT..........................................      15

GENERAL PROVISIONS.......................................................      15
     THE CONTRACT........................................................      15
     CONTRACT CHANGES BY THE COMPANY.....................................      15
     CONTRACT CHANGES BY THE CONTRACT OWNER..............................      15
     CONTRACT TERMINATION................................................      16
     INCONTESTABILITY....................................................      16
     MISSTATEMENT OF AGE OR SEX..........................................      16
     NON-BUSINESS DAYS...................................................      16
     NON-PARTICIPATING...................................................      16
     PROTECTION OF PROCEEDS..............................................      16
     REGULATORY REQUIREMENTS.............................................      16
     REPORTS.............................................................      16
     PREMIUM AND OTHER TAXES.............................................      17

ANNUITY PROVISIONS7
     ANNUITY GUIDELINES..................................................      17
     ANNUITY PAYMENTS....................................................      18
     FIXED ANNUITY.......................................................      18
     VARIABLE ANNUITY....................................................      18
     ANNUITY UNITS AND PAYMENTS..........................................      18
     ANNUITY UNIT VALUE..................................................      18
     ANNUITY OPTIONS.....................................................      19
          Annuity Option A - Life Income.................................      19
          Annuity Option B - Life Income with Period Certain.............      19
          Annuity Option C - Joint and Last Survivor Payments............      19
          Annuity Option D - Joint and 2/3 Survivor Annuity..............      19
          Annuity Option E - Period Certain..............................      19
          Annuity Option F - Special Income Settlement Agreement.........      19

ANNUITY RATES............................................................      20
     Fixed Annuity Rates.................................................      20
          Fixed Annuity Rates Table 1....................................      21
          Fixed Annuity Rates Table 2....................................      22
          Fixed Annuity Rates Table 3....................................      23
          Fixed Annuity Rates Table 4....................................      24
     Variable Annuity Rates..............................................      25
          Variable Annuity Rates Table 5.................................      26
          Variable Annuity Rates Table 6.................................      27
          Variable Annuity Rates Table 7.................................      28
          Variable Annuity Rates Table 8.................................      29
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                             CONTRACT SCHEDULE



REVISION DATE:      [August 31, 1995]

CONTRACT OWNER:     [John Kirk]             AGE AND SEX:   [35 Male]

ANNUITANT:          [John Kirk]             AGE AND SEX:   [35 Male]

CONTRACT NUMBER:    [1234 CML]              ISSUE DATE:    [August 31, 1995]

ANNUITY DATE:       [August 31, 2025]

BENEFICIARY: As designated by the Contract Owner at the Issue Date, unless changed in accordance with the Contract.

PURCHASE PAYMENTS:

   INITIAL PURCHASE PAYMENT:   100,000 minimum.

   MINIMUM SUBSEQUENT PURCHASE PAYMENT: $10,000 or, if the automatic premium check option is elected, $5,000.

   MAXIMUM TOTAL PURCHASE PAYMENTS: The maximum total Purchase Payments is $5 million. Purchase Payments above this amount must be preapproved by the Company.


ALLOCATION GUIDELINES:

     1. There are no limitations on the number of Sub-Accounts that can be selected by a Contract Owner.

     2. If the Purchase Payments and forms required to issue a Contract are in good order, the initial Net Purchase Payment will be credited to the Contract within two (2) business days after receipt at the Annuity Service Center. Additional Purchase Payments will be credited to the Contract as of the Valuation Period when they are received.

    [3. The initial Net Purchase Payment will be allocated to the Money Market Sub-Account. Upon the expiration of fifteen days from the Issue Date, the Sub-Account value represented by the Money Market Sub-Account will be allocated to the Separate Account in accordance with the election made by the Contract Owner. All subsequent Purchase Payments will be allocated in accordance with the election made by the Contract Owner at the time the Contract is issued, unless subsequently changed.]
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SEPARATE ACCOUNT:     [CML/OFFITBANK Variable Annuity Separate Account]

ELIGIBLE INVESTMENTS, SERIES AND SUB-ACCOUNTS:

  [THE OFFITBANK Variable Insurance Fund, Inc. ("OFFITBANK VIF")]
    [OFFITBANK VIF - High Yield Fund]                          [OFFITBANK VIF - High Yield Sub-Account]
       [OFFITBANK VIF - Investment Grade Global Debt Fund]     [OFFITBANK VIF - Investment Grade
                                                               Global Debt Sub-Account]
       [OFFITBANK VIF - Emerging Markets Fund]                 [OFFITBANK VIF - Emerging Markets
                                                               Sub-Account]
  [Connecticut Mutual Financial Services Series Fund I, Inc.]  ["CMFS Series Fund I")]
       [CMFS Series Fund I - Money Market Portfolio]           [CMFS - Money Market Sub-Account]
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ANNUAL CONTRACT MAINTENANCE CHARGE:  Currently $35.00 each Contract Year is deducted on the last day of the Contract Year and may be increased but it will not exceed $60 per Contract year.  In the event of an increase, the Company will give the Contract Owner 90 days prior notice of the increase.  The Annual
Contract Maintenance Charge will be deducted from the Sub-Accounts in the same proportion that the amount of the Contract Value in each Sub-Account bears to the total Contract Value.  If a total withdrawal is made on other than the last day of the Contract Year, the full Annual Contract Maintenance Charge will be deducted at the time of total withdrawal.  If the Annuity Date is not the last day of the Contract Year, then a pro-rata portion of the Annual
Contract Maintenance Charge will be deducted on the Annuity Date.  During the
Annuity Period, the Annual Contract Maintenance Charge will be deducted pro-rata from Annuity Payments and will result in a reduction of each Annuity
Payment.

MORTALITY AND EXPENSE RISK CHARGE: The current charge is equal on an annual basis to .38% of the average daily net asset value of the Separate Account. The Company may increase this charge, however, the maximum Mortality and Expense Risk Charge will not exceed 1.25% of the average daily net asset value of the Separate Account. In the event of an increase, the Company will give the Contract Owner 90 days prior notice of the increase.

ADMINISTRATIVE CHARGE: The current charge is equal on an annual basis to .01% of the average daily net asset value of the Separate Account. The Company may increase this charge, however, the maximum Administrative Charge will not exceed .25% of the average daily net asset value of the Separate Account. In the event of an increase, the Company will give the Contract Owner 90 days prior notice of the increase.

DISTRIBUTION CHARGE:  None.

TRANSFERS:

NUMBER OF TRANSFERS: Subject to the conditions imposed on such transfers by the Company, Contract Owners may make unlimited transfers during the Accumulation Period and 6 transfers per calendar year during the Annuity Period. The Company reserves the right to further limit the number of transfers in the future.

FREE TRANSFERS: 12 per calendar year during the Accumulation Period; 6 per calendar year during the Annuity Period. All transfers made during a Valuation Period are deemed to be one transfer.

TRANSFER FEE: The Transfer fee will not exceed the lesser of $20 or 2% of the amount transferred for each transfer beyond the 12 free unscheduled transfers allowed per calendar year. Transfers made by the Company from the CMFS - Money Market Sub-Account at the end of the Right to Examine Contract period do not count against the transfer limit.

MINIMUM AND MAXIMUM AMOUNT TO BE TRANSFERRED: The minimum amount of a transfer is $10,000 per transfer request (from one or multiple Sub-Accounts) or the Contract Owner's entire interest in the Sub-Account, if less.

     MINIMUM AMOUNT WHICH MUST REMAIN IN A SUB-ACCOUNT AFTER A TRANSFER:
$1,000; or $0 if the entire amount in the Sub-Account is transferred.

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WITHDRAWALS:

CONTINGENT DEFERRED SALES CHARGE:  None.

FREE WITHDRAWAL AMOUNT:  Not Applicable.

WITHDRAWAL CHARGE:  None.

MINIMUM PARTIAL WITHDRAWAL:  $10,000.

MINIMUM CONTRACT VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A PARTIAL
WITHDRAWAL: $50,000.

NUMBER OF PARTIAL WITHDRAWALS PERMITTED: Currently no limitation.

ANNUITY GUIDELINE PARAMETERS:

   1. If the amount to be applied under an Annuity Option is less than $2,000, the Company reserves the right to pay the amount in a lump sum. If any Annuity Payment is less than $100, the Company reserves the right to change the payment basis to equivalent quarterly, semi-annual or annual payments.

   2. The Annuity Date must be the first day of a calendar month. The Annuity Date cannot be earlier than five years after the Issue Date.


   3.  The latest permitted Annuity Date is the earlier of:

      (i)  the 90th birthday of the Annuitant or the oldest joint Annuitant; or

     (ii)  the latest date permitted under state law.

RIDERS:  [IRA Endorsement]
         [Unisex Annuity Rates Contract Endorsement]


ANNUITY SERVICE CENTER:

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
[Connecticut Mutual Life Insurance Company         301 West 11th Street
Annuity Service Center                             Fourth Floor
P.O. Box XXXXXX                    OR              Kansas City, MO 64105
Kansas City, MO 64141-6083                         (800) XXX-XXXX]
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                            DEFINITIONS


ACCUMULATION PERIOD The period prior to the commencement of Annuity Payments during which Purchase Payments may be made.

ACCUMULATION UNIT A unit of measure used to determine the value of the Contract Owner's interest in a Sub-Account of the Separate Account during the Accumulation Period.

AGE The age of any Contract Owner or Annuitant on his/her birthday nearest the date for which age is being determined.

ANNUITANT The primary person upon whose life Annuity Payments are to be made. On or after the Annuity Date, the Annuitant shall also include any joint Annuitant.

ANNUITY DATE The date on which Annuity Payments begin. The Annuity Date is shown on the Contract Schedule.

ANNUITY PAYMENTS  The series of payments that will begin on the Annuity Date.

ANNUITY OPTIONS   Options available for Annuity Payments.

ANNUITY PERIOD    The period which begins on the Annuity Date and ends with the last Annuity Payment.

ANNUITY RESERVE   The assets which support the Annuity Option selected by the
Contract Owner during the Annuity Period.

ANNUITY SERVICE     The office indicated on the Contract Schedule of this
Contract to which CENTER notices, requests and Purchase Payments must be sent. All sums payable by the Company under this Contract are payable only at the Annuity Service Center.

ANNUITY UNIT    A unit of measure used to determine the amount of each Variable
Annuity Payment after the Annuity Date.

BENEFICIARY     The person(s) or entity(ies) designated to receive the death benefit provided by this Contract.

CONTRACT        An anniversary of the Issue Date of this Contract.
ANNIVERSARY

CONTRACT OWNER The person(s) or entity(ies) entitled to the ownership rights stated in this Contract.

CONTRACT VALUE     The sum of the Contract Owner's interest in the Sub-Accounts of the Separate Account during the Accumulation Period.

CONTRACT YEAR     The first Contract Year is the annual period which begins on the Issue Date. Subsequent Contract Years begin on each anniversary of the Issue Date.

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ELIGIBLE INVESTMENT     An investment entity shown on the Contract Schedule
into which assets of the Separate Account will be invested.

FIXED ANNUITY     A series of payments made during the Annuity Period which
are guaranteed as to dollar amount by the Company.

GENERAL ACCOUNT     The Company's general investment account which contains
all the assets of the Company with the exception of the Separate Account and other segregated asset accounts.

ISSUE DATE    The date on which this Contract became effective.

NET PURCHASE  A Purchase Payment less any Premium Tax assessed by any state or
PAYMENT       other jurisdiction.

PREMIUM TAX     A tax imposed by certain states and other jurisdictions when a
Purchase Payment is made, when Annuity Payments begin, or when the Contract is surrendered.

PURCHASE PAYMENT     During the Accumulation Period, a payment made by or on
behalf of a Contract Owner with respect to this Contract.

REVISION DATE     The date of any revised Contract Schedule. A revised
Contract Schedule bearing the latest Revision Date will supersede all previous Contract Schedules.

SEPARATE ACCOUNT     The Company's Separate Account designated on the Contract
Schedule.

SERIES     A segment of an Eligible Investment which constitutes a separate and distinct class of shares into which assets of a Sub-Account will be invested.

SUB-ACCOUNT     Separate Account assets are divided into Sub-Accounts which are listed on the Contract Schedule. Assets of each Sub-Account will be invested in shares of an Eligible Investment or a Series of an Eligible Investment.

VALUATION DATE     Each day on which the Company, the New York Stock Exchange
("NYSE") and the Eligible Investments are open for business.

VALUATION PERIOD     The period of time beginning at the close of business of
the NYSE on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ANNUITY     An annuity with payments which vary as to dollar amount
in relation to the investment performance of specified Sub-Accounts of the Separate Account.

WRITTEN REQUEST     A request in writing, in a form satisfactory to the
Company, which is received by the Annuity Service Center.

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                         PURCHASE PAYMENT PROVISIONS


PURCHASE PAYMENTS

The initial Purchase Payment is due on the Issue Date. The minimum and maximum subsequent and total Purchase Payments are shown on the Contract Schedule. The Company reserves the right to reject any Application or Purchase Payment.

SUBSEQUENT PURCHASE PAYMENTS

Subject to the minimum subsequent and maximum total shown on the Contract Schedule, the Contract Owner may make subsequent Purchase Payments.

ALLOCATION OF PURCHASE PAYMENTS

The allocation of the initial Net Purchase Payment is made in accordance with the selection made by the Contract Owner at the time the Contract is issued. Unless otherwise changed by Written Request by the Contract Owner, subsequent Net Purchase Payments are allocated in the same manner as the initial Net Purchase Payment. Allocation of the Net Purchase Payments is subject to the Allocation Guidelines shown on the Contract Schedule. The Company has reserved the right to allocate initial Purchase Payments to the Money Market Sub-Account until the expiration of the Right to Examine Contract period.

                           SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT

The Separate Account is designated on the Contract Schedule and consists of assets set aside by the Company, which are kept separate from that of the general assets and all other separate account assets of the Company. The assets of the Separate Account equal to reserves and other liabilities will not be charged with liabilities arising out of any other business the Company may conduct.

The Separate Account assets are divided into Sub_Accounts. The Sub-Accounts which are available under this Contract are listed in the Contract Schedule. The assets of the Sub-Accounts are allocated to the Eligible Investment(s) and the Series, if any, within an Eligible Investment shown on the Contract Schedule. The Company may, from time to time, add additional Eligible Investments or Series to those shown on the Contract Schedule. The Contract Owner may be permitted to transfer Contract Values or allocate Net Purchase Payments to the additional Eligible Investments or Series. However, the right to make such transfers or allocations will be limited by the terms and conditions imposed by the Company.

Should the shares of any such Eligible Investment(s) or any Series within an Eligible Investment become unavailable for investment by the Separate Account, or the Company's Board of Directors deems further investment in these shares inappropriate, the Company may limit further purchase of such shares or may substitute shares of another Eligible Investment or Series for shares already purchased under this Contract.

VALUATION OF ASSETS

The assets of the Separate Account are valued at their fair market value in accordance with procedures of the Company.

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ACCUMULATION UNITS

During the Accumulation Period, Accumulation Units shall be used to account for all amounts allocated to or withdrawn from the Sub-Accounts of the Separate Account as a result of Purchase Payments, withdrawals, transfers, or fees and charges. The Company will determine the number of Accumulation Units of a Sub_Account purchased or cancelled. This will be done by dividing the amount allocated to (or the amount withdrawn from) the Sub_Account by the dollar value of one Accumulation Unit of the Sub_Account as of the end of the Valuation Period during which the request for the transaction is received at the Annuity Service Center.

ACCUMULATION UNIT VALUE

The Accumulation Unit Value for each Sub-Account was arbitrarily set initially at $10. Subsequent Accumulation Unit Values for each Sub-Account are determined by multiplying the Accumulation Unit Value for the immediately preceding Valuation Period by the Net Investment Factor for the Sub-Account for the current Valuation Period.

The Net Investment Factor for each Sub-Account is determined by dividing A by B and subtracting C where:

A is     (i) the net asset value per share of the Eligible Investment or
Series of an Eligible Investment held by the Sub-Account for the current Valuation Period; plus

        (ii) any dividend per share declared on behalf of such Eligible Investment or Series that has an ex-dividend date within the current Valuation Period; less

        (iii) the cumulative charge or credit for taxes reserved which is determined by the Company to have resulted from the operation or maintenance of the Sub-Account.

B is     the net asset value per share of the Eligible Investment or Series of an Eligible Investment held by the Sub-Account for the immediately preceding Valuation Period.

C is     the cumulative unpaid charge for the Mortality and Expense Risk
Charge, for the Administrative Charge and for the Distribution Charge which are shown on the Contract Schedule.

The Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

MORTALITY AND EXPENSE RISK CHARGE

Each Valuation Period, the Company deducts a Mortality and Expense Risk Charge from each Sub-Account of the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The Mortality and Expense Risk Charge compensates the Company for assuming the mortality and expense risks under this Contract.

ADMINISTRATIVE CHARGE

Each Valuation Period, the Company deducts an Administrative Charge from each Sub-Account of the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The Administrative Charge compensates the Company for the costs associated with the administration of this Contract and the Separate Account.

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DISTRIBUTION CHARGE

Each Valuation Period, the Company deducts a Distribution Charge from each Sub-Account of the Separate Account which is equal, on an annual basis to the amount shown on the Contract Schedule. The Distribution Charge compensates the Company for the costs associated with the distribution of this Contract.

MORTALITY AND EXPENSE GUARANTEE

The Company guarantees that the dollar amount of each Annuity Payment after the first Annuity Payment will not be affected by variations in mortality or expense experience.

                       ANNUAL CONTRACT MAINTENANCE CHARGE

DEDUCTION FOR ANNUAL CONTRACT MAINTENANCE CHARGE

The Company deducts an Annual Contract Maintenance Charge from the Contract Value or Annuity Payments to reimburse it for expenses relating to maintenance of this Contract. The Annual Contract Maintenance Charge is shown on the Contract Schedule.

TRANSFERS

TRANSFERS DURING THE ACCUMULATION PERIOD

Subject to any limitations imposed by the Company on the number of transfers, shown on the Contract Schedule, that can be made during the Accumulation Period, the Contract Owner may transfer all or part of the Contract Owner's interest in a Sub-Account by Written Request without the imposition of any fee or charge if there have been no more than the number of free transfers shown on the Contract Schedule. All transfers are subject to the following:

1. If more than the number of free transfers have been made, the Company will deduct a Transfer Fee, shown on the Contract Schedule, for each subsequent transfer permitted. The Transfer Fee will be deducted from the Contract Owner's interest in the Sub-Account from which the transfer is made. However, if the Contract Owner's entire interest in a Sub-Account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. If Contract Values are being transferred from more than one Sub-Account, any Transfer Fee will be allocated to those Sub-Accounts on a pro-rata basis in proportion to the amount transferred from each Sub-Account.

2. The minimum amount which can be transferred is shown on the Contract Schedule. The minimum amount which must remain in a Sub-Account is shown on the Contract Schedule.

3. The Company reserves the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privilege described above.

If the Contract Owner elects to use this transfer privilege, the Company will not be liable for transfers made in accordance with the Contract Owner's instructions. All amounts and Accumulation Units will be determined as of the end of the Valuation Period during which the request for transfer is received at the Annuity Service Center.

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TRANSFERS DURING THE ANNUITY PERIOD

During the Annuity Period, the Contract Owner may make transfers, by Written Request, as follows:

1. The Contract Owner may make transfers of Annuity Reserves between Sub-Accounts, subject to any limitations imposed by the Company on the number of transfers, shown on the Contract Schedule, that can be made. If more than the number of free transfers have been made, the Company will deduct a Transfer Fee, shown on the Contract Schedule, for each subsequent transfer permitted. The Transfer Fee will be deducted from the Contract Owner's interest in the Sub-Account from which the transfer is made. However, if the Contract Owner's entire interest in a Sub-Account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. If Annuity Reserves are being transferred from more than one Sub-Account, any Transfer Fee will be allocated to those Sub-Accounts on a pro-rata basis in proportion to the amount transferred from each Sub-Account.

2. The Contract Owner may, once each Contract Year, make a transfer from one or more Sub-Accounts to the General Account. The Contract Owner may not make a transfer from the General Account to the Separate Account.

3. Transfers between Sub-Accounts will be made by converting the number of Annuity Units being transferred to the number of Annuity Units of the Sub-Account to which the transfer is made, so that the next Annuity Payment if it were made at that time would be the same amount that it would have been without the transfer. Thereafter, Annuity Payments will reflect changes in the value of the new Annuity Units.

The amount transferred to the General Account from a Sub-Account will be based on the Annuity Reserves for the Contract Owner in that Sub-Account. Transfers to the General Account will be made by converting the Annuity Units being transferred to purchase fixed Annuity Payments under the Annuity Option in effect and based on the Age of the Annuitant at the time of the transfer.

4. The minimum amount which can be transferred is shown on the Contract Schedule. The minimum amount which must remain in a Sub-Account is shown on the Contract Schedule.

5. The Company reserves the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privilege described above.

If the Contract Owner elects to use this transfer privilege, the Company will not be liable for transfers made in accordance with the Contract Owner's instructions. All amounts and Annuity Unit Values will be determined as of the end of the Valuation Period during which the request for transfer is received at the Annuity Service Center.

                            WITHDRAWAL PROVISIONS

WITHDRAWAL

During the Accumulation Period, the Contract Owner may, upon Written Request, make a total or partial withdrawal of the Contract Withdrawal Value. The Contract Withdrawal Value is:

1. The Contract Value as of the end of the Valuation Period during which a Written Request for a withdrawal is received; less

2.  Any applicable Premium Taxes not previously deducted; less

3.  The Contingent Deferred Sales Charge, if any; less

4.  The Withdrawal Charge, if any; less

5.  The Annual Contract Maintenance Charge, if any; less

6. Any Purchase Payments credited to the Contract when based upon checks that have not cleared the drawer bank.

A withdrawal will result in the cancellation of Accumulation Units from each applicable Sub-Account in the ratio that the Contract Owner's interest in the Sub-Account bears to the total Contract Value. The Contract Owner must specify by Written Request in advance which Sub-Account Units are to be canceled if other than the above method is desired. If the Contract Owner makes a total withdrawal, all of the Contract Owner's rights and interests in the Contract will terminate.

The Company will pay the amount of any withdrawal within seven (7) days of receipt of a request in good order unless the Suspension or Deferral of Payments Provision is in effect.

Each partial withdrawal must be for an amount which is not less than the minimum amount shown on the Contract Schedule. The Contract Value which must remain in the Contract after a partial withdrawal is shown on the Contract Schedule. The Company reserves the right to limit the number of partial withdrawals that can be made from a Contract. The current number of partial withdrawals permitted is shown on the Contract Schedule.

CONTINGENT DEFERRED SALES CHARGE

A contingent deferred sales charge may be deducted in the event of a withdrawal of all or a portion of the Contract Value. The Contingent Deferred Sales Charge and Free Withdrawal Amounts are set out on the Contract Schedule.

WITHDRAWAL CHARGE

A service fee (Withdrawal Charge) may be deducted in the event of a withdrawal. The Withdrawal Charge is set out on the Contract Schedule.

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                        PROCEEDS PAYABLE ON DEATH

          DEATH OF CONTRACT OWNER DURING THE ACCUMULATION PERIOD

Upon the death of the Contract Owner or a Joint Contract Owner during the Accumulation Period, the death benefit will be paid to the Beneficiary designated by the Contract Owner. Upon the death of a Joint Contract Owner, the surviving Joint Contract Owner, if any, will be treated as the Primary Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a Contingent Beneficiary.

A Beneficiary may request that the death benefit be paid under one of the Death Benefit Options below. If the Beneficiary is the spouse of the Contract Owner he or she may elect to continue the Contract at the then current Contract Value in his or her own name and exercise all the Contract Owner's rights under the Contract.

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD

The death benefit during the Accumulation Period will be the Contract Value determined and paid as of the end of the Valuation Period during which the Company receives both due proof of death and an election for the payment method.

DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD

A non-spousal Beneficiary must elect the death benefit to be paid under one of the following options in the event of the death of the Contract Owner during the Accumulation Period:




  Option 1 -    lump sum payment of the death benefit; or

  Option 2 -    the payment of the entire death benefit within 5 years of
the date of the death of the Contract Owner; or

  Option 3 -    payment of the death benefit under an Annuity Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the Contract Owner or any Joint Contract Owner.

Any portion of the death benefit not applied under Option 3 within one year of the date of the Contract Owner's death must be distributed within five years of the date of death.

A spousal Beneficiary may elect to continue the Contract in his or her own name, elect a lump sum payment of the death benefit or apply the death benefit to an Annuity Option.

If a lump sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless the Suspension or Deferral of Payments Provision is in effect.

Payment to the Beneficiary, other than in a lump sum, may only be elected during the sixty-day period beginning with the date of receipt by the Company of proof of death.

DEATH OF CONTRACT OWNER DURING THE ANNUITY PERIOD

If the Contract Owner or a Joint Contract Owner, who is not the Annuitant, dies during the Annuity Period, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at such Contract Owner's death. Upon the death of a Contract Owner during the Annuity Period, the Beneficiary becomes the Contract Owner.

DEATH OF ANNUITANT

Upon the death of the Annuitant, who is not a Contract Owner, during the Accumulation Period, the Contract Owner may designate a new Annuitant, subject to the Company's underwriting rules then in effect. If no designation is made within 30 days of the death of the Annuitant, the Contract Owner will become the Annuitant. If the Contract Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Contract Owner and a new Annuitant may not be designated.

Upon the death of the Annuitant on or after the Annuity Date, the death benefit, if any, will be as specified in the Annuity Option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

PAYMENT OF DEATH BENEFIT

The Company will require due proof of death before any death benefit is paid. Due proof of death will be:

    1.  a certified death certificate;

    2. certified decree of a court of competent jurisdiction as to the finding of death; or

    3.  any other proof satisfactory to the Company.

All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

BENEFICIARY

The Beneficiary designation in effect on the Issue Date will remain in effect until changed. Unless the Contract Owner provides otherwise, the death benefit will be paid in equal shares to the survivor(s) as follows:

1. to the Primary Beneficiary(ies) who survive the Contract Owner's and/or the Annuitant's death, as applicable; or if there are none

2. to the Contingent Beneficiary(ies) who survive the Contract Owner's and/or the Annuitant's death, as applicable; or if there are none

3.     to the estate of the Contract Owner.

Beneficiaries may be named irrevocably. A change of Beneficiary requires the consent of any irrevocable Beneficiary. If an irrevocable Beneficiary is named, the Contract Owner retains all other contractual rights.

CHANGE OF BENEFICIARY

Subject to the rights of any irrevocable Beneficiary(ies), the Contract Owner may change the Primary Beneficiary(ies) or Contingent Beneficiary(ies). A change may be made by Written Request. The change will take effect as of the date the notice is signed. The Company will not be liable for any payment made or action taken before it records the change.

SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION

The Company reserves the right to suspend or postpone payments for a withdrawal or transfer for any period when:

1. The New York Stock Exchange is closed (other than customary weekend and holiday closings);

2.  Trading on the New York Stock Exchange is restricted;

3. An emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or

4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of Contract Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

                 ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS

ANNUITANT

The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by the Contract Owner at the Issue Date, unless changed prior to the Annuity Date. The Annuitant may not be changed in a Contract which is owned by a non-natural person. Any change of Annuitant is subject to the Company's underwriting rules then in effect.

CONTRACT OWNER

The Contract Owner has all rights under this Contract. The Contract Owner is the person designated as such on the Issue Date, unless changed.

The Contract Owner may change owners at any time prior to the Annuity Date by Written Request. A change of Contract Owner will automatically revoke any prior designation of Contract Owner. The change will become effective as of the date the Written Request is signed. A new designation of Contract Owner will not apply to any payment made or action taken by the Company prior to the time it was received.

JOINT CONTRACT OWNERS

The Contract can be owned by Joint Contract Owners. If Joint Contract Owners are named, any Joint Contract Owner must be the spouse of the other Contract Owner. Upon the death of either Contract Owner, the surviving spouse will be the Primary Beneficiary. Any other Beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request.

ASSIGNMENT OF THE CONTRACT

A Written Request specifying the terms of an assignment of this Contract must be provided to the Annuity Service Center. Until the Written Request is received, the Company will not be required to take notice of or be responsible for any transfer of interest in this Contract by assignment, agreement, or otherwise.

The Company will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with the Company's consent.

If this Contract is assigned, the Contract Owner's rights may only be exercised with the consent of the assignee of record.

                           GENERAL PROVISIONS

THE CONTRACT

The entire Contract consists of this Contract, any Application and any riders or endorsements attached to this Contract.

CONTRACT CHANGES BY THE COMPANY

The Company reserves the right to amend this Contract to meet the requirements of any applicable federal or state laws or regulations, or as otherwise provided in this Contract. The Company will notify the Contract Owner in writing of such amendments.

Any changes to this Contract by the Company must be signed by an authorized officer of the Company. Agents of the Company have no authority to alter or modify any of the terms, conditions, agreements of this Contract, or to waive any of its provisions.

CONTRACT CHANGES BY THE CONTRACT OWNER

The Contract Owner may, subject to the Company's underwriting rules then in effect and in accordance with the provisions of this Contract, by Written
Request:

     1.     change the Contract Owner;

     2. change the Annuity Date and/or the Annuity Option at any time up to thirty (30) calendar days before the current Annuity Date, provided the Annuitant is then living;

    3.     change the Beneficiary; or

    4.     change the Annuitant, prior to the Annuity Date.

A change of Annuitant, Annuity Date and Annuity Option will take effect on the date the Written Request is received.

CONTRACT TERMINATION

This Contract will terminate upon the occurrence of any of the following events:

     1.  the date of the last Annuity Payment;

     2.  the date payment is made of the entire Contract Value;


     3. the date of the last death benefit payment to the last Beneficiary;

     4. the date the Contract is returned under the Right to Examine Contract provision.

INCONTESTABILITY

The Company shall not contest the validity of this Contract.

MISSTATEMENT OF AGE OR SEX

If the Annuitant's Age or sex has been incorrectly stated, the Annuity Payment payable will be that which the Contract Value, reduced by any applicable Premium Tax, Annual Contract Maintenance Charge, and Contingent Deferred Sales Charge, would have purchased at the correct Age and sex. After correction, the Annuitant will receive the sum of any underpayments made by the Company within thirty (30) calendar days. The amount of any overpayments made by the Company will be charged against the payment(s) following the correction.

NON-BUSINESS DAYS

If the due date for any activity required by the Contract falls on a non-business day for the Company, performance will be rendered on the first business day following the due date.

NON-PARTICIPATING

This Contract is non-participating and will not share in any surplus earnings of the Company. No dividends are payable on this Contract.

PROTECTION OF PROCEEDS

To the extent permitted by law, all payments under this Contract shall be free from legal process and the claim of any creditor if the person is entitled to them under this Contract. No payment and no amount under this Contract can be taken or assigned in advance of its payment date unless the Company receives the Contract Owner's written consent.

REGULATORY REQUIREMENTS

All values payable under this Contract will not be less than the minimum benefits required by the laws and regulations of the state in which the Contract is delivered.

REPORTS

Each year the Company will provide to the Contract Owner an accounting of Purchase Payments, transfers, withdrawals, charges applicable to this Contract, and any other information required under state or federal law.

PREMIUM AND OTHER TAXES

Any Premium Taxes relating to this Contract may be deducted from the Purchase Payments or Contract Value when incurred. The Company will, in its sole discretion, determine when Premium Taxes have resulted from: the investment experience of the Separate Account; receipt by the Company of the Purchase Payments; or commencement of Annuity Payments. The Company may, at its sole discretion, pay such Premium Taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right the Company may have to deduct amounts at a later date.

The Company will deduct any withholding taxes required by applicable law.

The Company reserves the right to establish a provision for federal income taxes if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account. The Company will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes and whether or not it was sufficient.

                                 ANNUITY PROVISIONS

ANNUITY GUIDELINES

Once the Contract reaches the Annuity Date, the following guidelines apply:

1. The Contract Owner may elect to have the Contract Value applied to provide a Variable Annuity, a Fixed Annuity, or a combination Fixed and Variable Annuity. If a combination is elected, the Contract Owner must specify what part of the Contract Value is to be applied to the Fixed and Variable options.

2. The amount applied to an Annuity Option on the Annuity Date, excluding any death benefit proceeds applied to an Annuity Option, is equal to the Contract Value minus any applicable Premium Tax, Annual Contract Maintenance Charge and Contingent Deferred Sales Charge shown on the Contract Schedule.

3. The minimum amount that may be applied under any Annuity Option, and the minimum periodic Annuity Payment allowed, are set forth on the Contract
Schedule in the Annuity Guideline Parameters.

4. Contract Owners select an Annuity Date at the Issue Date. Contract Owners may change the Annuity Date at any time up to thirty (30) calendar days prior to the current Annuity Date by Written Request. Any Annuity Date selected is subject to the Annuity Guideline Parameters set forth on the Contract Schedule.

5. If no Annuity Option has been chosen at least thirty (30) calendar days before the Annuity Date, the Company will make payments to the Annuitant under Option B, with 10 years of payments guaranteed. Unless specified otherwise, the Contract Value shall be used to provide a Variable Annuity.

ANNUITY PAYMENTS

The Company will make Annuity Payments beginning on the Annuity Date, provided no death benefit has become payable and the Contract Owner has by Written Request selected an available Annuity Option and payment schedule. Except as otherwise agreed to by the Contract Owner and the Company, Annuity Payments will be payable monthly. The Annuity Option and frequency of Annuity Payments may not be changed by the Contract Owner after Annuity Payments begin. Unless the Contract Owner specifies otherwise, the payee of the Annuity Payments shall be the Annuitant.

If the amount of the Annuity Payment will depend on the Age or sex of the Annuitant, the Company reserves the right to ask for satisfactory proof of the Annuitant's (or Joint Annuitant's, if any) Age and sex. The Company reserves the right to delay Annuity Payments until acceptable proof is received.

FIXED ANNUITY

A Fixed Annuity provides for payments which do not fluctuate based on investment performance.

The Fixed Annuity shall be determined by applying the Annuity Purchase Rates set forth in the Fixed Annuity Rate Tables below to the portion of the Contract Value allocated to the Fixed Annuity Option selected by the Contract Owner.

VARIABLE ANNUITY

A Variable Annuity provides for payments which may fluctuate based on the investment performance of the Sub-Accounts of the Separate Account. Variable Annuity Payments will be based on the allocation of the Contract Value among the Sub-Accounts.

ANNUITY UNITS AND PAYMENTS

The dollar amount of each Variable Annuity payment depends on the number of Annuity Units credited to that Annuity Option, and the value of those Units. The number of Annuity Units is determined as follows:

     1. The number of Annuity Units credited in each Sub-Account will be determined by dividing the product of the portion of the Contract Value to be applied to the Sub-Account and the Annuity Purchase Rate by the value of one Annuity Unit in that Sub-Account on the Annuity Date. The purchase rates are set forth in the Variable Annuity Rate Tables below.

     2. For each Sub-Account, the amount of each Annuity Payment equals the product of the Annuitant's number of Annuity Units and the Annuity Unit Value on the payment date. The amount of each payment may vary.

ANNUITY UNIT VALUE

The value of any Annuity Unit for each Sub-Account of the Separate Account was arbitrarily set initially at $10.

The Sub-Account Annuity Unit Value at the end of any subsequent Valuation Period is determined as follows:

     1. The Net Investment Factor for the current Valuation Period is multiplied by the value of the Annuity Unit for the Sub-Account for the immediately preceding Valuation Period.

     2. The result in (1) is then divided by an assumed investment factor. The assumed investment rate factor equals 1.00 plus the assumed investment rate for the number of days since the preceding Valuation Date. Assumed investment rate is based on an effective annual rate of 4%.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.

ANNUITY OPTIONS

The Contract Owner may choose periodic fixed and/or variable Annuity Payments under any one of the Annuity Options described below. The Company may consent to other plans of payment before the Annuity Date.

The following Annuity Options are available:

Annuity Option A - Life Income

Periodic payments will be made as long as the Annuitant lives.

Annuity Option B - Life Income with Period Certain

Periodic payments will be made for a guaranteed period, or as long as the Annuitant lives, whichever is longer. The guaranteed period may be five (5), ten (10) or twenty (20) years. If the Beneficiary does not desire payments to continue for the remainder of the guaranteed period, he/she may elect to have the present value of the guaranteed annuity payments remaining commuted and paid in a lump sum.

Annuity Option C - Joint and Last Survivor Payments

Periodic payments will be made during the joint lifetime of two Annuitants continuing in the same amount during the lifetime of the surviving Annuitant.

Annuity Option D - Joint and 2/3 Survivor Annuity

Periodic payments will be made during the joint lifetime of two Annuitants. Payments will continue during the lifetime of the surviving Annuitant and will be computed on the basis of two_thirds of the annuity payment (or Units) in effect during the joint lifetime.

Annuity Option E - Period Certain

Periodic payments will be made for a specified period. The specified period must be at least five (5) years and cannot be more than thirty (30) years. If the Contract Owner does not desire payments to continue for the remainder of the guaranteed period, he/she may elect to have the present value of the remaining payments commuted and paid in a lump sum or as an Annuity Option purchased at the date of such election.

Annuity Option F - Special Income Settlement Agreement

The Company will pay the proceeds in accordance with terms agreed upon in writing by the Contract Owner and the Company.

ANNUITY RATES

FIXED ANNUITY RATES

Notes to Tables

Table 1 - Annuity Options A and B
Table 2 - Annuity Option C
Table 3 - Annuity Option D
Table 4 - Annuity Option E

Note 1: If the single premium immediate annuity rates offered by the Company and designated by the Company for this purpose on the Annuity Date are more favorable than the minimum guaranteed rates used to develop Tables 1, 2, 3 or 4, those rates will be used.

Note 2:     The 1983 Table "a" mortality table, projected to the year
2015 with Projection Scale G, applies to all Annuity Options which include life contingent payments. Where applicable, unisex mortality rates and projection factors are based on a 40%/60% male/female weighting.

Note 3: The Annuity Option rates shown in Tables 1, 2, 3, and 4 are based on an effective annual interest rate of 3%.


Note 4: Rates will be determined based on the age(s) of any Annuitant(s) on his/her birthday nearest the Annuity Date. The tables below show Annuity Option rates based on age nearest birthday.

Note 5: The purchase rate for any age or combination of ages not shown in the tables below will be calculated on the same basis as the payments for those shown and may be obtained by Written Request.

ANNUITY RATES

VARIABLE ANNUITY RATES

Notes to Tables

Table 5 - Annuity Options A and B
Table 6 - Annuity Option C
Table 7 - Annuity Option D
Table 8 - Annuity Option E

Note 1: The 1983 Table "a" mortality table, projected to the year 2015 with Projection Scale G, applies to all Annuity Options which include life contingent payments. Where applicable, unisex mortality rates and projection factors are based on a 40%/60% male/female weighting.

Note 2: The Annuity Option rates shown in Tables 5, 6, 7 and 8 are based on an assumed effective annual interest rate of 4%.

Note 3: Rates will be determined based on the age(s) of any Annuitant(s) on his/her birthday nearest the Annuity Date. The tables below show Annuity Option rates based on age nearest birthday.

Note 4: The purchase rate for any age or combination of ages not shown in the tables below will be calculated on the same basis as the payments for those shown and may be obtained by Written Request.


INDIVIDUAL VARIABLE  DEFERRED ANNUITY CONTRACT
WITH FLEXIBLE PURCHASE PAYMENTS
Non-participating

ANNUITY PAYMENTS, WITHDRAWAL VALUES AND THE DEATH BENEFITS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

                  CONNECTICUT MUTUAL LIFE INSURANCE COMPANY
                              140 GARDEN STREET
                             HARTFORD, CT  06154


                  UNISEX ANNUITY RATES CONTRACT ENDORSEMENT

This Endorsement modifies the Contract to which it is attached for use in connection with a retirement plan which receives favorable income tax treatment under Sections 401, 403, 408 or 457 of the Internal Revenue Code, or where required by state law. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The Company may further amend the Contract from time to time to meet any requirements applicable to such plans or laws. The effective date of this Endorsement is the Issue Date shown on the Contract Schedule. The provisions of the Contract are modified as follows:

1.    Deleting any reference to sex; and

2. The Contract is further modified by substituting the attached Annuity Rate Tables 1, 2, 3, 5, 6 and 7 for the corresponding Annuity Rate Tables in the Annuity Rates section of the Contract.


Signed for Connecticut Mutual Life Insurance Company by:







     SECRETARY                  PRESIDENT AND
                                CHIEF EXECUTIVE OFFICER

                             FIXED ANNUITY RATES
                           TABLE 1 - OPTIONS A & B
                         MONTHLY PAYMENTS PER $1,000
                                    UNISEX

            Life   5 Yrs  10 Yrs  20 Yrs
Age         Only    C&L    C&L     C&L    Age
50          3.76   3.76    3.75    3.70    50
51          3.82   3.81    3.80    3.75    51
52          3.88   3.87    3.86    3.80    52
53          3.94   3.93    3.92    3.85    53
54          4.00   4.00    3.98    3.90    54

55          4.07   4.06    4.04    3.96    55
56          4.14   4.13    4.11    4.01    56
57          4.21   4.21    4.18    4.07    57
58          4.29   4.29    4.26    4.13    58
59          4.38   4.37    4.34    4.20    59

60          4.47   4.46    4.42    4.26    60
61          4.56   4.55    4.51    4.32    61
62          4.66   4.65    4.61    4.39    62
63          4.77   4.76    4.70    4.46    63
64          4.89   4.87    4.81    4.53    64

65          5.01   4.99    4.92    4.60    65
66          5.14   5.12    5.03    4.67    66
67          5.28   5.25    5.16    4.73    67
68          5.43   5.39    5.28    4.80    68
69          5.59   5.55    5.42    4.87    69

70          5.76   5.71    5.56    4.93    70
71          5.94   5.88    5.70    5.00    71
72          6.14   6.07    5.86    5.06    72
73          6.34   6.27    6.02    5.11    73
74          6.57   6.47    6.18    5.17    74

75          6.81   6.70    6.35    5.21    75
76          7.07   6.93    6.53    5.26    76
77          7.34   7.18    6.70    5.30    77
78          7.64   7.44    6.89    5.33    78
79          7.95   7.72    7.07    5.36    79
80          8.29   8.01    7.26    5.39    80

81          8.66   8.33    7.45    5.42    81
82          9.06   8.65    7.63    5.44    82
83          9.48   8.99    7.81    5.45    83
84          9.94   9.35    7.99    5.47    84
85          10.42  9.73    8.15    5.48    85

FIXED ANNUITY RATES
                         TABLE 2 - OPTION C
                      MONTHLY PAYMENT PER $1,000
             UNISEX(1)UNISEX(2) JOINT AND SURVIVOR ANNUITY
                               UNISEX (2)

UNISEX(1)      40     45      50      55    60    65    70    75    80    85  UNISEX (1)
 AGE                                                                                                      AGE
40           3.11   3.16    3.21    3.25  3.27  3.30  3.31  3.32  3.33  3.33  40
45           3.16   3.24    3.31    3.37  3.42  3.45  3.48  3.50  3.51  3.51  45
50           3.21   3.31    3.41    3.50  3.57  3.63  3.68  3.71  3.73  3.74  50
55           3.25   3.37    3.50    3.62  3.74  3.84  3.91  3.97  4.01  4.03  55
60           3.27   3.42    3.57    3.74  3.90  4.06  4.18  4.28  4.36  4.40  60
65           3.30   3.45    3.63    3.84  4.06  4.28  4.48  4.66  4.79  4.88  65
70           3.31   3.48    3.68    3.91  4.18  4.48  4.79  5.07  5.30  5.48  70
75           3.32   3.50    3.71    3.97  4.28  4.66  5.07  5.49  5.89  6.21  75
80           3.33   3.51    3.73    4.01  4.36  4.79  5.30  5.89  6.49  7.04  80
85           3.33   3.51    3.74    4.03  4.40  4.88  5.48  6.21  7.04  7.90  85





                             FIXED ANNUITY RATES
                              TABLE 3 - OPTION D
                          MONTHLY PAYMENT PER $1,000
                   UNISEX(1)UNISEX(2) JOINT AND 2/3 ANNUITY
                                  UNISEX (2)


UNISEX(1)     40     45      50      55    60    65    70    75    80    85    UNISEX (1)
 AGE                                                                              AGR
40          3.18   3.22    3.25    3.28  3.30  3.31  3.32  3.33  3.33  3.33        40
45          3.27   3.33    3.38    3.42  3.45  3.48  3.49  3.50  3.51  3.52        45
50          3.37   3.45    3.52    3.58  3.63  3.68  3.71  3.73  3.74  3.75        50
55          3.48   3.57    3.67    3.76  3.84  3.91  3.96  4.00  4.03  4.05        55
60          3.59   3.71    3.83    3.95  4.07  4.18  4.28  4.34  4.39  4.42        60
65          3.72   3.85    4.00    4.16  4.33  4.50  4.65  4.77  4.86  4.92        65
70          3.86   4.01    4.18    4.38  4.60  4.84  5.07  5.28  5.45  5.57        70
75          4.00   4.17    4.37    4.61  4.89  5.20  5.54  5.87  6.17  6.40        75
80          4.16   4.34    4.57    4.84  5.17  5.57  6.03  6.52  7.00  7.41        80
85          4.31   4.51    4.76    5.07  5.45  5.93  6.51  7.18  7.89  8.59        85


    VARIABLE ANNUITY RATES
    TABLE 5 - OPTIONS A & B
   MONTHLY PAYMENT PER $1,000
               UNISEX
      Life   5 Yrs  10 Yrs  20 Yrs
Age   Only   C&L    C&L     C&L     Age
50    4.36   4.36    4.35    4.29    50
51    4.41   4.41    4.40    4.33    51
52    4.47   4.47    4.45    4.38    52
53    4.53   4.52    4.51    4.43    53
54    4.59   4.59    4.56    4.48    54

55    4.66   4.65    4.63    4.53    55
56    4.73   4.72    4.69    4.58    56
57    4.80   4.79    4.76    4.64    57
58    4.88   4.87    4.84    4.70    58
59    4.96   4.95    4.91    4.75    59

60    5.05   5.04    4.99    4.82    60
61    5.14   5.13    5.08    4.88    61
62    5.24   5.23    5.17    4.94    62
63    5.35   5.33    5.27    5.00    63
64    5.46   5.44    5.37    5.07    64

65    5.59   5.56    5.48    5.13    65
66    5.72   5.69    5.59    5.20    66
67    5.85   5.82    5.71    5.27    67
68    6.00   5.96    5.84    5.33    68
69    6.16   6.12    5.97    5.39    69

70    6.33   6.28    6.11    5.45    70
71    6.52   6.45    6.25    5.51    71
72    6.71   6.63    6.40    5.57    72
73    6.92   6.83    6.55    5.62    73
74    7.15   7.04    6.72    5.67    74

75    7.39   7.26    6.88    5.72    75
76    7.65   7.49    7.05    5.76    76
77    7.92   7.74    7.23    5.80    77
78    8.22   8.00    7.41    5.83    78
79    8.54   8.28    7.59    5.86    79
80    8.88   8.57    7.77    5.89    80

81    9.25   8.88    7.95    5.91    81
82    9.65   9.21    8.13    5.93    82
83   10.08   9.55    8.31    5.95    83
84   10.54   9.90    8.48    5.96    84
85   11.03  10.28    8.64    5.97    85


                           VARIABLE ANNUITY RATES
                             TABLE 6 - OPTION C
                           MONTHLY PAYMENT PER $1,000
                UNISEX(1)UNISEX(2) JOINT AND SURVIVOR ANNUITY
                                  UNISEX (2)
UNISEX(1)       40    45    50    55    60    65    70  75    80    85  UNISEX (1)
AGEE                                                                      AGE
40            3.73  3.78  3.83  3.86  3.89  3.91  3.93  3.94  3.95  3.95   40
45            3.78  3.85  3.92  3.97  4.02  4.05  4.08  4.10  4.11  4.12   45
50            3.83  3.92  4.01  4.09  4.16  4.22  4.27  4.30  4.32  4.34   50
55            3.86  3.97  4.09  4.21  4.32  4.41  4.49  4.55  4.59  4.62   55
60            3.89  4.02  4.16  4.32  4.47  4.62  4.75  4.85  4.92  4.97   60
65            3.91  4.05  4.22  4.41  4.62  4.83  5.03  5.21  5.34  5.44   65
70            3.93  4.08  4.27  4.49  4.75  5.03  5.33  5.61  5.85  6.03   70
75            3.94  4.10  4.30  4.55  4.85  5.21  5.61  6.03  6.42  6.75   75
80            3.95  4.11  4.32  4.59  4.92  5.34  5.85  6.42  7.02  7.58   80
85            3.95  4.12  4.34  4.62  4.97  5.44  6.03  6.75  7.58  8.43   85

                            VARIABLE ANNUITY RATES
                              TABLE 7 - OPTION D
                          MONTHLY PAYMENT PER $1,000
                   UNISEX(1)UNISEX(2) JOINT AND 2/3 ANNUITY
                                  UNISEX (2)


UNISEX(1)   40    45    50    55    60    65    70    75    80    85  UNISEX (1)
 AGE                                                                  AGE
40        3.81  3.84  3.87  3.89  3.91  3.93  3.94  3.95  3.95  3.95   40
45        3.89  3.94  3.99  4.03  4.06  4.08  4.10  4.11  4.12  4.13   45
50        3.99  4.05  4.12  4.18  4.23  4.27  4.30  4.32  4.34  4.35   50
55        4.10  4.18  4.26  4.35  4.42  4.49  4.54  4.58  4.61  4.63   55
60        4.21  4.31  4.42  4.54  4.65  4.75  4.84  4.91  4.96  5.00   60
65        4.35  4.46  4.60  4.74  4.90  5.06  5.21  5.33  5.42  5.49   65
70        4.50  4.63  4.79  4.97  5.18  5.40  5.63  5.83  6.00  6.13   70
75        4.67  4.81  5.00  5.22  5.48  5.78  6.10  6.42  6.72  6.95   75
80        4.84  5.01  5.22  5.47  5.78  6.16  6.60  7.08  7.55  7.97   80
85        5.03  5.21  5.44  5.73  6.09  6.54  7.10  7.75  8.46  9.15   85

                  CONNECTICUT MUTUAL LIFE INSURANCE COMPANY
                              140 GARDEN STREET
                             HARTFORD, CT  06154


                  INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement modifies the Contract to which it is attached so that it may qualify as an Individual Retirement Annuity (IRA) under Section 408(b) of the Internal Revenue Code (Code) and the Regulations under that Section. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The effective date of this Endorsement is the Issue Date shown on the Contract Schedule. The Contract is modified as follows:

1. The Contract Owner and the Annuitant shall be the same individual; neither may be changed and there shall be no Joint Contract Owner. Hereafter all references to the Contract Owner shall include the Annuitant.

2. The interest of the Contract Owner under this Contract shall be nonforfeitable.

3. The Contract may not be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, or otherwise transferred (other than a transfer incident to a divorce or separation instrument in accordance with section 408(d)(6) of the Code) to any person other than to the Company.

4. This Contract is established for the exclusive benefit of the Contract Owner and his or her Beneficiary(ies).

5. Except in the case of a rollover contribution (as permitted by Code Sections 402(c), 403(a)(4), 403(b)(8), or 408(d)(3)), or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Code Section 408(k), contributions shall not exceed $2,000 for any taxable year. All contributions must be in cash.

6. Distributions under the Annuity Options in the Contract must commence to be distributed no later than the first day of April following the calendar year in which the Contract Owner attains age 70 1/2 (required beginning date), over

   (a) the life of the Contract Owner, or the lives of the Contract Owner and his or her designated Beneficiary, or

   (b) a period certain not extending beyond the life expectancy of the Contract Owner, or the joint and last survivor expectancy of the Contract Owner and his or her Beneficiary. Payments must be made in periodic payments at intervals of no longer than one year.

In addition, payments must be either nonincreasing or they may increase only as provided in Proposed or final Federal Income Tax Regulations.

All distributions made hereunder shall be made in accordance with the requirements of Code Section 401(a)(9), including the incidental death benefit requirements of Code Section 401(a)(9)(G), and the regulations thereunder.

Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Life expectancy for distributions under an Annuity Option may not be recalculated.

7. If required distributions are to be made in a form other than one of the Annuity Options contained in the Contract, then the entire value of the Contract will commence to be distributed no later than the first day of April following the calendar year in which the Annuitant attains age 70 1/2 (required beginning date), over

   (a) the life of the Contract Owner, or the lives of the Contract Owner and his or her Beneficiary, or

   (b) a period not extending beyond the life expectancy of the Contract Owner, or the joint and last survivor expectancy of the Contract Owner and his or her Beneficiary.

The amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the Contract Owner's benefit by the lesser of (1) the applicable life expectancy or (2) if the Contract Owner's spouse is not the Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 or Q&A-5, as applicable, of
Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the Contract Owner by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the Contract Owner and shall apply to all subsequent years. The life expectancy of a non-spouse Beneficiary may not be recalculated.

8.     Upon the death of the Contract Owner:

   (a) if the Contract Owner dies after distribution of benefits has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distri-bution being used prior to the Contract Owner's death;

   (b) if the Contract Owner dies before distribution of benefits commences, the entire amount payable to the Beneficiary will be distri-buted no later than December 31 of the calendar year which contains the fifth anniversary of the date of the Contract Owner's death except to the extent that an election is made to receive distributions in accordance with (i) or (ii) below:

        (i) a rollover to or from such Contract, or fails to elect any of the above if any portion of the policy proceeds is payable to a Beneficiary, distributions may be made in installments over the life or over a period not extending beyond the life expectancy of the Beneficiary commencing no later than December 31 of the calendar year immediately following the calendar year in which the Contract Owner died;

       (ii) if the Beneficiary is the Contract Owner's surviving spouse, and benefits are to be distributed in accordance with (1) above, distributions must begin on or before the later of (a) December 31 of the calendar year immediately following the calendar year in which the Contract Owner died or (b) December 31 of the calendar year in which the Contract Owner would have attained age 70 1/2.

      (iii) if the Beneficiary is the Contract Owner's surviving spouse, the spouse may treat the Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Contract, makes a rollover to or from such contract, or fails to elect any of the above provisions.

Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the Contract Owner's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other Beneficiary, life expectancies shall be calculated using the attained age of such Beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated. Life expectancy for distributions under an Annuity Option in the Contract may not be recalculated.

Distributions under this section are considered to have begun if distributions are made on account of the Contract Owner reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Income Tax Regulations.

9. The Company may at its option either accept additional future payments or terminate the Contract by a lump sum payment of the then present value of the paid up benefit if no Purchase Payments have been received for two full consecutive Contract Years and the paid up annuity benefit at maturity would be less than $20 per month.



Signed for Connecticut Mutual Life Insurance Company by:








        SECRETARY                  PRESIDENT AND
                                   CHIEF EXECUTIVE OFFICER